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                                                                    EXHIBIT 16.1

                    [LETTERHEAD OF SPICER, JEFFRIES & Co.]


September 5, 2002




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



We have read Item 8 of the Form 10-KSB dated March 29, 2002, of Diomed Holdings, Inc., as it relates to Natexco Corporation, and are in agreement with the statements contained in the first paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.




Very truly yours,

/s/ Spicer, Jeffries & Co.

Spicer, Jeffries & Co.